TRADING SYMBOLS:	April 27, 2006
In the U. S.: OTCBB: UGTH and in Canada: TSX-V: GTH

Correction

US GEOTHERMAL BEGINS CONSTRUCTION OF IDAHO
GEOTHERMAL POWER PLANT

BOISE, Idaho, April 27, 2006 (OTCBB: UGTH, TSX.V: GTH) U.S. Geothermal Inc. (“Company”), a renewable energy development company focused on the production of electricity from geothermal energy, announced today that it has issued a Notice To Proceed (“NTP”) to Ormat Nevada Inc. (“Ormat”) pursuant to the Engineering, Procurement and Construction (“EPC”) contract previously announced by the Company December 7, 2005. The EPC was amended in order for construction activity to begin in anticipation of closing the project finance. The fixed price EPC contract is to supply equipment and construct a binary cycle geothermal power plant that is designed to deliver 10 MW monthly average electrical power to Idaho Power Company under a 20-year term power purchase agreement, the first phase of the Raft River Project.

The NTP commissions Ormat to immediately proceed with final detailed engineering and place orders for the long-lead time equipment and material components of the power plant. The EPC schedule will provide first synchronization of the new power plant in September 2007 with full commercial operations no later than November 2007. The EPC contract includes a performance bonus if the plant is synchronized by July 2007 and includes a guarantee for the total output capacity of the plant.

Ormat is a subsidiary of Ormat Technologies Inc (ORA: NYSE) an international company with over three decades of experience in the design, engineering, manufacturing, construction, and operation of geothermal power plants.

US Geothermal is currently in exclusive negotiations with a leading global investment banking, securities and investment management firm for long-term financing of this 10 MW phase one of the Raft River project. The project financing is expected to close by June 1, 2006. Discussions are also underway for the advancement of the 20 MW phase two expansion at Raft River. Initial work will include the drilling of new production and injection wells, the first new geothermal power plant wells to be drilled in Idaho in almost 30 years.

About US Geothermal:

U.S. Geothermal is a renewable energy development company that is in the process of developing a geothermal power project at Raft River, Idaho. Please visit our Website at: www.usgeothermal.com

FOR ADDITIONAL INFORMATION PLEASE CONTACT:

Saf Dhillon - Investor Relations
Tel: 604-484-3031
Tel: 866-687-7059
Fax: 604-688-9895
saf@usgeothermal.com

The information provided in this news release may contain forward-looking statements within the definition of the Safe Harbor provisions of the US Private Securities Litigation Reform Act of 1995. These statements are based on US Geothermal Inc.’s current expectations and beliefs and are subject to a number of risks and uncertainties that can cause actual results to differ materially from those described in forward looking statements, including the risks that long-term financing will not be available for construction of the phase one or other power plants, construction will not be completed on budget or on schedule, and the revenues generated under the power sales agreements will not prove sufficient to fund operations and/or service debt, among others. Readers are cautioned to review the risk factors identified by the company in its filings with Canadian and US securities agencies.

The TSX Venture and OTC Bulletin Board Exchanges do not accept responsibility for the adequacy of this release.